Exhibit 35.2

                                  [logo] CHASE

                        SUBSERVICER COMPLIANCE STATEMENT


RE: J.P. Morgan Mortgage Acquisition Trust 2007-CH5 Asset Backed Pass-Through Certificates, Series 2007-CH5: This Pooling and Servicing Agreement, is dated as of June 1, 2007 (the "Agreement"), by and among J.P. Morgan Acceptance Corporation I, a Delaware corporation, as Depositor (the "Depositor"), J.P. Morgan Mortgage Acquisition Corp., a Delaware corporation, as Seller (the "Seller") for purposes of Section 2.03 and 2.06, JPMorgan Chase Bank, National Association, as Servicer (the "Servicer"), Deutsche Bank National Trust Company, as Trustee (the "Trustee") and Pentalpha Surveillance LLC as Trust Oversight Manager (the "Trust Oversight Manager")

The undersigned, each a duly authorized officer of Chase Home Finance LLC ("CHF"), do hereby certify that:

      (1) CHF is a Subservicer under the Agreement

      (2) A review of the activities of CHF during the calendar year ending December 31, 2007 and of the performance of CHF under the Agreement has been made under our supervision; and

      (3) To the best of our knowledge, based on such review, CHF has fulfilled all its obligations under the Agreement in all material respects throughout such year.

Capitalized terms used but not defined herein shall have the meanings assigned in the Agreement.

Date: 02/28/2008


                            Chase Home Finance LLC,
                            as Subservicer

                            By: /s/ Kim Greaves
                                ---------------
                            Name:  Kim Greaves
                            Title: Senior Vice President
                                   Servicing Manager


                            By: /s/ Jim Miller
                                --------------
                            Name:  Jim Miller
                            Title: Senior Vice President
                                   Default Servicing Manager